Exhibit 5.1

November 4, 2022

AbbVie, Inc.
1 North Waukegan Road

North Chicago, Illinois 60064

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to AbbVie, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), registering $30,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) under the Securities Act of 1933, as amended (the “Securities Act”), issuable pursuant to the terms and in the manner set forth in the AbbVie Deferred Compensation Plan (the “DCP”) and the AbbVie Deferred Compensation Plan Plus (the “DCP Plus,” together with the DCP, the “Plans”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related the prospectus, other than as expressly stated herein with respect to the Deferred Compensation Obligations.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and such matters of law, that we considered necessary or appropriate as a basis for the opinions. We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (ii) the amended and restated bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement, (iv) the Plans, (v) resolutions of the board of directors of the Company relating to, among other matters, the establishment of the Plans and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Deferred Compensation Obligations, when incurred pursuant to the terms of the Plans, will constitute the valid and legally binding obligations of the Company.

We are opining herein as to the internal laws of the State of Illinois, and, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and we express no opinion with respect to any other laws, including, in the case of the State of Illinois, as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law that in our experience are normally applicable to deferred compensation plans. We are not providing an opinion as to (i) the applicability of ERISA to the Plans, (ii) whether the Plans are being operated in accordance with ERISA, to the extent applicable, or (iii) whether the employees who have been selected pursuant to the terms of the Plans to participate in the Plans would constitute a “select group of management or highly compensated employees” within the meaning of ERISA.

Our opinion is subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity), and (iii) applicable law and public policy with respect to rights to indemnity and contribution. In addition, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plans. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity, under any trust agreement entered into or that may be entered into in connection with the Plans, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP